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                                                                      Exhibit 21
                             PROCENTURY CORPORATION
                                  SUBSIDIARIES


     The following is a list of subsidiaries of ProCentury Corporation at September 30, 2003. All entities are subsidiaries of ProCentury Corporation and, if indented, subsidiaries of the company under which they are listed.

Name of Company                                       State of Incorporation
---------------                                       ----------------------
Century Surety Company                                        Ohio
            Continental Heritage Insurance Company            Ohio
            Evergreen National Indemnity Company              Ohio
ProFinance Statutory Trust I                                  Connecticut
ProFinance Holdings Statutory Trust II                        Connecticut